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                                                                   Exhibit 10(u)


                             AGREEMENT OF EMPLOYMENT


         THIS AGREEMENT OF EMPLOYMENT made and entered into as of February 12, 1998 by and between Sun Television and Appliances, Inc., an Ohio corporation having its principal office at 6600 Port Road, Groveport, Ohio 43125 (the "Company") and Beth A. Savage (the "Employee").


                                   WITNESSETH:

         WHEREAS, the Company and the Employee mutually desire that Employee became the Chief Financial Officer of the Company; and

         WHEREAS, the Company and Employee wish to enter into this Agreement to set forth their mutual understanding as to the terms and conditions of Employee's continued employment by the Company.

         It is therefore agreed between the parties as follows:

         I.       DEFINITIONS.

         For purposes of this Agreement, the capitalized terms shall have the following definitions:

                  A. "Good Cause" shall mean one or more of the following grounds:

                           (1)      commission of an act of dishonesty,
                                    including, but not limited to,
                                    misappropriation of funds or any property of the Company;

                           (2)      engagement in activities or conduct
                                    injurious to the best interests or
                                    reputation of the Company;

                           (3) refusal to perform assigned duties and responsibilities;

                           (4)      the clear violation of any terms or
                                    conditions of any written agreement or
                                    agreements the Employee may from time to time have with the Company;

                           (5) commission of a crime which is a felony, or a misdemeanor committed in connection with his employment by the Company which causes the Company a detriment.

                  B. "Severance Benefit" shall mean a certain number of months of Base Salary that will be paid to Employee based on the base rate of compensation


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         of Employee on the day immediately prior to the (i) Triggering Event in the case of a payment pursuant to Section VI B. or (ii) the termination of employment in the event of a payment pursuant to Section VI C.

                  C.       "Triggering Event" shall mean:

                           (1) the Company shall sell all or substantially all of the assets of the Company;

                           (2) the Company shall participate in a merger, reorganization, consolidation or similar business combination with a "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation of business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent either by remaining outstanding or by being converted in the common stock of the surviving entity or a parent or an affiliate thereof, at least 50% of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation, or business combination;

                           (3)      a plan of complete liquidation of the
                                    Company;

                           (4) an order for relief shall be filed with respect to the Company under Title 11 United States Code (the Bankruptcy code"); a receiver, custodian or trustee shall be appointed for the Company under any insolvency laws of any state.

                           (5) a case under the Bankruptcy code shall be initiated against the Company or an application for the appointment of a receiver, custodian, or trustee shall be sought with respect to the Company, and in any such instance such proceeding shall not be timely contested, or if timely contested, remains unstayed or undismissed for a period of 60 days; or

                           (6) the occurrence of any other event or circumstance which is not covered by (A),
                                    (B),(C),(D) or (E) above which the Board determines effects the control of the business of the Company and, in order to implement the purposes of this agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Triggering Event for purposes of this Agreement.


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         II.      EMPLOYMENT. The Company agrees to employ the Employee as the
Company's Chief Financial Officer, and the Employee, in consideration of such employment, hereby accepts such employment. During the term of her employment, the Employee shall use her best efforts to do all things necessary and incident to her position and the dispatch of her responsibilities. Unless otherwise approved in advance by the Company's Board of Directors, Employee shall devote her full business time and energy exclusively to the business and affairs of the Company and in no event shall Employee engage in any outside activities which would be reasonably expected to affect the Company adversely.

         III. TERM. This Agreement shall be effective as of February 23, 1998, (the "Commencement Date") and shall continue until terminated as provided in Section VI hereof.

         IV. COMPENSATION AND BENEFITS. Except as otherwise provided upon a termination of Employee's employment, the Company shall compensate Employee and provide the benefits as set forth in this Section IV. In addition, the Company shall reimburse Employee or pay directly for reasonable business expenses incurred by her during her employment term.

                  A. Base Salary. The Company shall pay Employee a minimum $140,000 annual base salary (the "Base Salary"). Employee will be eligible for Base Salary review by the Compensation and Stock Options Committee (the "Committee") of the Company's Board of Directors annually.

                  B. Annual Incentive. Employee shall participate in an annual incentive compensation program as same may be amended from time to time. The incentive compensation amount shall be earned based on the full fiscal year results of the Company with the first incentive compensation grant based on the 1999 fiscal year of the Company. Until such time as Employee and the Committee provide otherwise, the performance goals and incentive compensation will be as follows: (i) satisfaction of agreed upon non-earnings based benchmarks -- incentive compensation of $40,000 and (ii) achievement of earnings targets -- incentive compensation of up to $70,000. The foregoing incentive compensation is not cumulative. The Employee must be employed by the Company on the last day of the fiscal year of the Company to earn the incentive compensation.

                  C. Employee shall receive and enjoy such paid vacation, health care insurance, retirement plan participation and other fringe benefits comparable in scope and amount to those enjoyed by other senior executives of the Company.

         V. STOCK OPTIONS. Upon the execution of this Agreement, the Company shall grant to Employee a non-qualified stock option to acquire 100,000 shares of the Company's common stock subject to the terms of a stock option agreement between the Company and Employee to be effective February 23, 1998.



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         VI.      TERMINATION.

                  A. Death. This Agreement shall be terminated on the death of the Employee effective as of the date of her death. Employee's spouse or estate, as the case may be, shall be entitled to retain the Employee's salary installment for the month in which she dies and shall be entitled to all incentive payments earned by but not yet paid to Employee prior to her death.

                  B. Change in Control or Bankruptcy Filing. In the event that (i) Employee's employment is terminated by Company, or (ii) Employee terminates her employment at the request of the Company, in either event other than for Good Cause and within 120 days following a Triggering Event, the Company shall pay Employee the Severance Benefit in the manner described below.

                           (1) Except to the extent provided below in paragraph (2), the Severance Benefit shall be equal to nine months Base Salary of Employee and paid to Employee in nine equal monthly payments due on the first day of the month beginning with the month following the termination of Employee's employment and continuing for the next eight consecutive months.

                           (2) In the event Employee obtains employment with another employer within the nine months period during which the Severance Benefit is being paid, the benefits provided under this Agreement shall cease on the date that such employment commences; provided, however, that in no event will the payments provided pursuant to this agreement cease prior to the payment to Employee of six monthly payments (two-thirds of the Severance Benefit).

                           (3) Employee agrees to voluntarily resign her employment with the Company at the request of Company upon the happening of a Triggering Event and provide for an orderly transfer of duties and programs.

                  C. Without Cause. The Company may terminate Employee's employment at any time. In the event Employee's employment is terminated, and if subsection B above (Change in Control or Bankruptcy Filing) shall not be applicable, and the employment is terminated other than for Good Cause, the Severance Benefit shall be six months Base Salary and shall be paid to Employee in six equal monthly payments due on the first day of the month beginning with the month following the termination of Employee's employment and continuing the next five consecutive months.

                  D. For Cause. The Company may terminate Employee's employment at any time for Good Cause effective upon written notice to Employee. In such event, Employee shall receive her salary through the effective date of termination but will receive no further payments.


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                  E.       Acknowledgement. Employee acknowledges that the
         benefits described in this Agreement include benefits to which she is not otherwise entitled to receive by virtue of her employment with Company, and in consideration of receiving these benefits, employee agrees to waive any claim which she may have to any other benefits to which she would be otherwise entitled to receive by virtue of employment except claims for:

                                    (i)     benefits under COBRA;

                                    (ii)    dental, medical, life insurance and
                                            retirement benefits to the extent
                                            that entitlement to such benefits
                                            survives employee's termination of
                                            employment; and

                                    (iii)   unemployment benefits.

         VII.     MISCELLANEOUS

                  A. Binding Effect. This Agreement shall be binding upon the parties hereto, the beneficiaries, heirs, executors, administrators and successors of the Employee and the successors and assigns of the Company.

                  B. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall constitute an original without reference to the others.

                  C. Severability of Clauses. Each of the paragraphs of this Agreement shall stand dependently and severally, and the invalidity of any one paragraph or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.



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         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.







                                             SUN TELEVISION AND APPLIANCES, INC.
Attest:

/s/ MICHAEL LARIMER                          By /s/ DENNIS MAY
-------------------------                      -------------------------



                                             "EMPLOYEE"


                                             /s/ BETH A. SAVAGE
                                             ---------------------------
                                             Beth A. Savage



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